As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL CASH ACCESS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20- 0723270
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

7250 S. Tenaya Way, Suite 100
Las Vegas, NV	89113
(Address of Principal Executive Offices)	(Zip Code)

GLOBAL CASH ACCESS HOLDINGS, INC. 2014 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Juliet A. Lim

Executive Vice President, General Counsel and Secretary

Global Cash Access Holdings, Inc.

7250 S. Tenaya Way, Suite 100

Las Vegas, NV

(702) 855-3000

(Name, Address and Telephone

Number, including Area Code, of Agent for Service)

With a copy to:

David P. Lewis

DLA Piper LLP (US)

2525 East Camelback Road

Suite 1000

Phoenix, Arizona  85016

(480) 606-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value	10,275,000	$8.40	$86,310,000	$11,116.73

(1)  The shares of common stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s common stock as may be issuable as a result of any stock splits, stock dividends or similar events.

(2)  Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.  The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of the Registrant’s common stock on August 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2, have been or will be delivered to participants in accordance with Form S-8 and Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

Global Cash Access Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents that have been filed by the Registrant with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(a)                                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 11, 2014, which includes audited consolidated financial statements for the fiscal year ended December 31, 2013, which is the latest fiscal year for which audited financial statements have been filed.

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014, as filed with the SEC on May 6, 2014 and August 5, 2014, respectively.

(c)                                  The Registrant’s Current Reports on Form 8-K, as filed with the SEC on January 28, 2014 (other than with respect to Item 2.02), March 7, 2014, March 25, 2014, April 4, 2014, May 16, 2014, June 18, 2014 and August 5, 2014, respectively.

(d)                                 The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on September 16, 2005, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                                 Description of Securities.

Not applicable.

Item 5.                                 Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                 Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (“DGCL”) provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue, or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 43 of the bylaws of the Registrant provides for the indemnification of its current and former directors and officers to the fullest extent permitted under Delaware law. Section 43 of the bylaws of the Registrant also permits the Registrant to purchase and maintain insurance on behalf of any person against any liability that may be asserted against, or expenses that may be incurred by, any such person in connection with the Registrant’s activities, regardless of whether the Registrant would have the power to indemnify such persons against such liability under the provisions of its bylaws. The Registrant has purchased liability insurance for the benefit of its officers and directors. The Registrant has also entered into indemnification agreements with each of its executive officers and directors pursuant to which the Registrant is contractually obligated to fully indemnify each such person against all liabilities and expenses imposed upon, incurred by or paid by such person in connection with any claim, action or proceeding to which such person becomes subject by reason of his or her status as an officer or director of the Registrant or any of its subsidiaries.  Section 43 of the Registrant’s bylaws further provides for the advancement of expenses to each of our officers and directors.

Article VIII of our amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended from time to time, our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Under Section 102(b)(7) of the DGCL, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty can be limited or eliminated except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful payment of dividend or unlawful stock purchase or redemption); or (iv) for any transaction from which the director derived an improper personal benefit.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our charter or bylaws.

Pursuant to our 2014 Equity Incentive Plan (the “Plan”), in addition to such other rights of indemnification as they may have as described above, we will indemnify members of our board of directors, members of any committee of our board that administers the Plan (the “Committee”), and any officer or employee of ours or any of our affiliates to whom authority to act for our board of directors, the Committee or us is delegated against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted under the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by our independent legal counsel) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties.

Item 7.                                 Exemption from Registration Claimed.

Not applicable

Item 8.                                 Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-123514) filed September 22, 2005)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed January 25, 2007)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2014)

5.1	Opinion of DLA Piper LLP (US)*

10.1

Global Cash Access Holdings, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 filed on August 5, 2014)

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)

* Filed herewith

Item 9.                                 Undertakings.

(a)                                 The undersigned registrant hereby undertakes:

1.                                      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                                          To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement; and

2.                                      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on August 5, 2014.

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Ram V. Chary
Ram V. Chary
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ram V. Chary and Randy L. Taylor, and each of them, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof

Pursuant to the requirements of the Securities Act, this registration statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature		Title	Date

By:	/s/ Ram V. Chary	President and Chief Executive Officer (Principal Executive Officer) and Director	August 5, 2014
Ram V. Chary

By:	/s/ Randy L. Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 5, 2014
Randy L. Taylor

By:	/s/ Michael Rumbolz	Director	August 5, 2014
Michael Rumbolz

By:	/s/ E. Miles Kilburn	Director	August 5, 2014
E. Miles Kilburn

By:	/s/ Geoff Judge	Director	August 5, 2014
Geoff Judge

By:	/s/ Fred C. Enlow	Director	August 5, 2014
Fred C. Enlow

By:	/s/ Ronald V. Congemi	Director	August 5, 2014
Ronald V. Congemi

EXHIBIT INDEX

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 (Registration No. 333-123514) filed September 22, 2005)

4.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed January 25, 2007)

4.3	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on August 5, 2014)

5.1	Opinion of DLA Piper LLP (US)*

10.1

Global Cash Access Holdings, Inc. 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014 filed on August 5, 2014)

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)*

24.1	Powers of Attorney (included as part of the signature page to this Registration Statement)

* Filed herewith